As filed with the Securities and Exchange Commission on May 9, 2013

Registration No. 333-151211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

Registration Statement

under

the Securities Act of 1933

ALTERRA CAPITAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-0584464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Alterra House

2 Front Street

Hamilton HM 11

Bermuda

(Address of Principal Executive Offices)

Max Capital Group Ltd. Employee Stock Purchase Plan for U.S. Tax Payers

Max Capital Group Ltd. Employee Stock Purchase Plan for Non-U.S. Tax Payers

(Full title of the plans)

CT Corporation System

111 Eighth Avenue

13th Floor

New York, New York 10011

(212) 590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Alterra Capital Holdings Limited, formerly Max Capital Group Ltd. (the “Company”), previously registered 300,000 shares (the “Shares”) of its common stock, par value $1.00 per share (the “Common Stock”), on a Registration Statement on Form S-8 (Registration No. 333-151211) (the “Registration Statement”), filed with the Securities and Exchange Commission on May 28, 2008. The Shares were registered for issuance pursuant to the terms of the Max Capital Group Ltd. Employee Stock Purchase Plan for U.S. Taxpayers and the Max Capital Group Ltd. Employee Stock Purchase Plan for Non-U.S. Taxpayers, as predecessor plans to the Alterra Capital Holdings Limited Employee Stock Purchase Plan for U.S. and Non-U.S. Taxpayers.

On May 1, 2013, Markel Corporation (“Markel”) completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated December 18, 2012, among the Company and Markel and Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a direct, wholly owned subsidiary of Markel (“Merger Sub”), Merger Sub was merged into the Company (the “Merger”). The Company survived the Merger as a direct, wholly owned subsidiary of Markel. The Certificate of Merger issued by the Registrar of Companies in Bermuda became effective on May 1, 2013 (the “Merger Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration the Shares registered but unsold under the Registration Statement as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 9th day of May, 2013.

ALTERRA CAPITAL HOLDINGS LIMITED
(Registrant)

By:	/s/ Joseph W. Roberts
Name:	Joseph W. Roberts
Title:	Chief Financial Officer